Exhibit 10.1

AMENDMENT NUMBER ONE TO
MONEY ORDER AGREEMENT

This Amendment amends the Money Order Agreement dated April 16, 1998 between Ace Cash Express, Inc. (“Ace”) and Travelers Express Company, Inc. (“Company”).

Section 4.A.a is amended so as to provide in its entirety as follows:

“Ace is not authorized to use Money Orders to pay its own obligations or to obtain any benefit for itself or for any affiliate, except as expressly authorized in this Section 4A. The Money Orders that Ace is authorized to so use in this Section 4A are “Self-Use Money Orders.” If Ace wishes to make any other use of Money Orders not expressly permitted by this Agreement, Ace shall request such use in writing and such use shall be subject to Company’s written consent, which shall not be unreasonably withheld or delayed. Notwithstanding any other provision of this Agreement, Ace may issue Self-Use Money Orders in amounts up to and including one thousand dollars ($1,000.00) per item.”

Except as specifically amended herein, the Agreement remains in effect.

Ace Cash Express, Inc.	Travelers Express Company, Inc.

By: /s/ James A. Caulk	By: /s/ Eugene J. Schott

Name: James A. Caulk	Name: Eugene J. Schott

Title: V.P. Operations Support	Title: Vice President

Date: 2/3/99	Date: 2/18/99